PROSPECTUS
June 6, 2000

                            Hvide Marine Incorporated

                        6,157,244 Shares of Common Stock
           Class A warrants to Purchase 56,239 Shares of Common Stock
         Noteholder warrants to Purchase 723,861 Shares of Common Stock
                                       and
   Shares Issued Upon Exercise of the Class A warrants and Noteholder warrants

         The securities covered by this prospectus are being offered by selling security holders.

         Hvide Marine Incorporated ("Hvide Marine") emerged from Chapter 11 proceedings on December 15, 1999, and the selling security holders acquired their common stock and warrants in connection with the consummation of our plan of reorganization. We agreed to register these securities for resale by the selling security holders.

         The selling security holders will receive all of the net proceeds from the sale of these securities and will pay any underwriting discounts and selling commissions applicable to their sale.

         The common stock and Class A warrants are traded on the Over-the-Counter Bulletin Board under the symbols "HVDM" for the common stock and "HVDMW" for the warrants. The noteholder warrants are not currently traded on any market.

         See "Risk Factors" beginning on page 4 for a discussion of risk factors to be considered in connection with an investment in the common stock or warrants.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         Kansas and New Hampshire Residents: These securities may only be sold to Kansas and New Hampshire residents having a net worth, exclusive of home, furnishings and automobiles of $250,000 or net worth, exclusive of home, furnishings and automobiles of $125,000 and taxable income of $50,000 or more.

                                TABLE OF CONTENTS


Item                                                                 Page

About this Prospectus...................................................3
Hvide Marine Incorporated...............................................3
Risk Factors............................................................4
Our Recent Bankruptcy and Reorganization...............................10
Description of Capital Stock...........................................13
Description of Class A Warrants........................................18
Description of Noteholder Warrants.....................................20
Selling Security Holders...............................................22
Plan of Distribution...................................................23
Experts................................................................26
Where You Can Find More Information....................................26
Documents Incorporated by Reference....................................26

                              ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this prospectus and any supplement, together with the additional information described under "Where You Can Find More Information."

         You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The common stock and warrants are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of such documents.

                            HVIDE MARINE INCORPORATED

         We provide marine support and transportation services domestically and internationally, primarily serving the energy and chemical industries. We have been an active consolidator in each of the markets in which we operate, increasing our fleet from 23 vessels in 1993 to 274 vessels at year-end 1999. Our three principal markets are domestic and international offshore energy support services, domestic offshore and harbor towing services, and transportation of specialty chemicals and petroleum products in the U.S. domestic trade. Our offshore energy support fleet provides services to operators of offshore oil and gas exploration, development and production facilities in the Gulf of Mexico, the Arabian Gulf, offshore West Africa and Southeast Asia. We are the sole provider of commercial tug services at Port Everglades and Port Canaveral, Florida, and a leading provider of those services in Tampa, Florida, Mobile, Alabama, Lake Charles, Louisiana, and Port Arthur, Texas. Our domestic transportation fleet includes five new double-hull chemical and petroleum product carriers delivered in 1998 and 1999. Our principal offices are located at 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, and our telephone number is (954) 524-4200.

         On September 9, 1999, we filed a petition under chapter 11 of the U.S. Bankruptcy Code. We emerged from bankruptcy proceedings when our plan of reorganization became effective on December 15, 1999. For more information on our bankruptcy and other recent developments, see "Our Recent Bankruptcy and Reorganization."

                                  RISK FACTORS

         In addition to the other information contained and incorporated by reference in this prospectus, you should carefully consider the following risk factors. These are the risks that we believe are material to our company and an investment in our shares and warrants at this time.

Depressed industry conditions and substantial cash requirements have adversely affected our earnings and liquidity and may cause us to violate a covenant in our bank credit agreement.

         Beginning in mid-1998, there was a severe downturn in offshore oil and gas exploration, development and production activities in all markets in which our offshore energy support fleet operates. This downturn, which was primarily a result of a worldwide decline in oil and gas prices, resulted in a substantial decline in vessel rates and utilization throughout our industry and adversely affected our operating results. As a result, we have experienced substantial declines in revenue, earnings before interest, taxes and depreciation, or EBITDA, and net losses. Our offshore energy support business is not expected to fully recover unless recent oil and gas price increases are sustained, leading to upturns in exploration, development and production activities. Through the first quarter of 2000, recent price increases have not led to an upturn in these activities. If there is no significant increase in those activities, our liquidity will continue to be adversely affected, and our cash flow from operations and cash on hand will not be sufficient to satisfy our short-term working capital needs, capital expenditures, debt service requirements and lease and other payment obligations.

The actual sale or possibility of the sale of substantial amounts of our common stock by the selling security holders could negatively affect the market price of our common stock.

         The shares of common stock offered by this prospectus, including the shares issuable upon the exercise of the warrants, constitute more than 60% of our outstanding common stock, most of which are beneficially owned by accounts managed by one selling security holder. This prospectus has been prepared to permit these holders to sell all of their common stock and warrants and the common stock underlying the warrants from time to time, if they choose to do so, without any volume or other limitations. Sales of substantial amounts of our securities by these holders, or the possibility that substantial sales may occur, could negatively affect prevailing market prices for our securities.

Our recent bankruptcy has adversely affected our ability to compete and is likely to continue to do so.

         We emerged from bankruptcy on December 15, 1999, the effective date of our plan of reorganization. While we were in bankruptcy, the resulting adverse publicity harmed our ability to attract new customers and to maintain favorable relationships with our existing customers and suppliers. For example, some of our suppliers required cash payments rather than extending credit, which adversely affected our liquidity. We also experienced attrition of employees in key functions. These trends may continue even though we are no longer in bankruptcy. The marine transportation industry is highly competitive, and these factors have had and are likely to continue to have an adverse effect on our ability to compete.

We are highly leveraged, and our business may be harmed if we cannot maintain our operating cash flow.

         Although our plan of reorganization significantly reduced our debt, we still have substantial debt and debt service requirements, in absolute terms and in relation to stockholders' equity. Our ability to meet our debt service obligations will depend on a number of factors, including our ability to maintain operating cash flow. We cannot assure you that we will achieve our targeted levels of operating cash flow. Our ability to maintain or increase operating cash flow will depend upon improvement in industry conditions discussed elsewhere in these risk factors, prevailing economic conditions and other factors, many of which are beyond our control. Our inability to maintain or increase our operating cash flow may have a material adverse effect on our business and the market price of our securities.

Our business is substantially dependent on the oil and gas industry, which is cyclical and is currently operating at reduced levels.

         Our business and operations are substantially dependent upon conditions in the oil and gas industry, particularly expenditures by oil and gas companies for offshore exploration, development and production activities. These expenditures, and hence the demand for offshore energy support and transportation services, are directly influenced by oil and gas prices, expectations concerning future prices, the cost of producing and delivering oil and gas and government regulation and policies regarding exploration and development of oil and gas reserves, including the ability of OPEC to set and maintain production levels and prices. Since mid-1998, there has been a severe downturn in the level of offshore exploration and production activity, which has adversely affected the rates we receive for and the level of utilization of our offshore energy support vessels. Offshore exploration and production expenditures may not increase in the near future, and our business will not recover until there is a significant increase in these expenditures. While oil and gas prices have recently increased, the increases are not yet generally believed to be sufficiently sustained to lead to upturns in offshore exploration, development and production activities to their previous levels. We cannot predict whether or when vessel utilization and rates will improve or the extent of any improvement.

Excess vessel supply and vessel newbuilds have depressed day rates and adversely affected our operating results and have caused any recovery in the offshore energy support market to lag increases in oil and gas prices.

         Our offshore energy support business is affected by the supply of and demand for offshore energy support vessels. During periods when supply exceeds demand there is significant downward pressure on the rates we can obtain for our vessels. Because vessel operating costs cannot be significantly reduced, any reduction in rates adversely affects our results of operations. Currently, the industry supply of offshore energy support vessels significantly exceeds demand, and this imbalance is expected to increase with the delivery of additional vessels currently under construction or on order. Newbuilds generally have substantially greater capability than older vessels, thereby exacerbating the oversupply. In addition, because the supply of vessels currently exceeds demand, we and other vessel operators have elected to defer drydocking and other significant maintenance capital expenditures and have "cold stacked" vessels, thereby creating an additional source of vessels if vessel demand increases. Thus, before there is significant improvement in vessel day rates and utilization, exploration and production activities will have to increase to levels that will generate demand for the current excess supply, cold-stacked vessels and the newbuilds that come into service.

We may be at a competitive disadvantage in responding to any improved demand in the offshore energy support industry.

         As a result of our need to reduce capital expenditures, we are deferring required drydockings of a number of our offshore energy support vessels that are laid up due to lack of demand. If and when increased demand should provide employment opportunities for these vessels, we might not have the capital resources with which to proceed with the required drydockings or to proceed with them on as timely a basis as our competitors that have sufficient resources. We also will be required to undertake the maintenance that has been and will be deferred due to our program to reduce expenditures.

We conduct international operations, which involve additional risks.

         We operate vessels worldwide. Operations outside the United States involve additional risks, including the possibility of vessel seizure, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, loss of contract rights, war and civil disturbances and other risks that may limit or disrupt markets. Additionally, our ability to compete in the international offshore energy support market may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local persons, or that require foreign persons to employ citizens of, or purchase supplies from, a particular jurisdiction. Further, our foreign subsidiaries may face governmentally imposed restrictions on their ability to transfer funds to their parent company.

Our offshore energy support fleet includes many older vessels.

         The average age of our offshore energy support vessels, based on the later of the date of construction or rebuilding, is approximately 18 years, and approximately 31% of these vessels are more than 20 years old. We believe that after a vessel has been in service for approximately 30 years, repair, vessel certification and maintenance costs may not be economically justifiable. We may not be able to maintain our fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.

Our business is subject to environmental risk and regulations.

         Our operations are subject to federal, state, local and foreign laws and regulations relating to safety and health and environmental protection, including the generation, storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials. The trend in environmental legislation and regulation is generally toward stricter standards, and this trend will likely continue. If we fail to comply with these regulations, we could face substantial liability for damages, remediation costs and penalties associated with oil or hazardous-substance spills or other discharges into the environment involving our vessel operations. Damages under these regulations are defined broadly to include:

o    natural resource damages and the costs of assessment;

o    damages for injury to or losses resulting from destruction of property;

o net loss of taxes, royalties, rents, fees and profits by the U.S. federal, state, local and foreign governments;

o    lost profits from property or natural resource damage;

o the net costs of providing increased or additional public services necessitated by a spill response, including protection from fire, safety or other hazards; and

o    the loss of subsistence use of natural resources.

         Our shoreside operations are also subject to federal, state, local and foreign environmental laws and regulations. In addition, tanker owners and operators are required to establish and maintain evidence of financial responsibility with respect to potential oil spill liability. We currently satisfy this requirement through self-insurance or third-party insurance. Amendments to existing laws and regulations or new laws and regulations may be adopted that could limit our ability to do business or increase our cost of doing business.

Our business involves hazardous activities and other risks of loss against which we may not be adequately insured.

         Our business is affected by a number of risks, including the mechanical failure of our vessels, collisions, vessel loss or damage, cargo loss or damage, hostilities and labor strikes. In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in the loss of revenues and increased costs and other liabilities. Although our losses from such hazards have not historically exceeded our insurance coverage, there can be no assurance that this will continue to be the case.

         The Oil Pollution Act of 1990, known as OPA 90, imposes virtually unlimited liability upon vessel owners, operators and certain charterers for certain oil pollution accidents in the United States. This has made liability insurance more expensive and has also prompted insurers to consider reducing available liability coverage. While we maintain insurance, there can be no assurance that all risks are adequately insured against, particularly in light of the liability imposed by OPA 90, and that any particular claim will be paid. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future. Because we maintain mutual insurance, we are subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance, and to premium increases based on prior loss experience. Any shortfalls could have a material adverse effect on our financial condition.

We could lose Jones Act protection, which would result in additional competition in the markets we serve.

         A substantial portion of our operations is conducted in the U.S. domestic trade. Under the U.S. coastwise laws, known as the Jones Act, this trade is restricted to vessels built in the United States, owned and manned by U.S. citizens and registered under U.S. law. There have been repeated attempts to repeal the Jones Act, and these attempts are expected to continue in the future. Repeal of the Jones Act would result in additional competition from vessels built in lower-cost foreign shipyards and owned and manned by foreign nationals accepting lower wages and benefits than U.S. citizens, which could have a material adverse effect on our business.

Over time, we will have to remove some of our vessels from petroleum product transport service in U.S. waters.

         OPA 90 establishes a phase-out schedule, depending upon vessel size and age, for single-hull vessels carrying crude oil and petroleum products. The phase-out dates for our single-hull carriers are as follows: HMI Trader -- 2000, Seabulk Magnachem -- 2007, HMI Defender -- 2008, HMI Dynachem -- 2011, HMI Petrochem -- 2011 and Seabulk America -- 2015. The phase-out date for some of our fuel barges is 2015. As a result of this requirement, these vessels will be prohibited from transporting petroleum products in U.S. waters after their phase-out dates. However, these vessels may be taken out of service for other reasons prior to their OPA 90 phase-out dates. Although our remaining vessels are not subject to mandatory retirement, and we employ what we believe to be a satisfactory maintenance program for all our vessels, we may not be able to maintain our fleet by extending the economic lives of existing vessels or acquiring new or used vessels.

There are restrictions on foreign ownership of our stock, which could require a non-U.S.-citizen investor to sell its stock to us.

         In order to maintain our eligibility to operate vessels in the U.S. domestic trade, 75% of our outstanding common stock is required to be held by U.S. citizens. Although our certificate of incorporation contains provisions limiting non-U.S.-citizen ownership of our capital stock, we could lose our ability to conduct operations in the domestic trade if these provisions prove unsuccessful in maintaining the required level of citizen ownership. Loss of this ability would harm our business.

         As a result of this limitation upon the non-U.S.-citizen ownership of our common stock, any non-U.S.-citizen holder of our common stock may, to the extent such ownership would cause 25% or more of our outstanding common stock to be held by non-U.S.-citizens, be required to sell its common stock to us.

There is no established trading market for our equity securities.

         Although our common stock was previously traded on the Nasdaq National Market, Nasdaq halted trading of our shares when we initiated our chapter 11 reorganization. Our new common stock and warrants were issued as of December 15, 1999, the effective date of our plan of reorganization, and do not have an established trading market. As a result, there may be little liquidity in the market for these securities, market prices may not reflect their true value, and market prices may change substantially in response to changes in the supply of and demand for the securities.

The Class A warrants may expire before the market price of the common stock exceeds their exercise price.

         The market price of the common stock may never exceed the Class A warrant exercise price of $38.49 per share before the Class A warrants expire on December 14, 2003. As a result, a purchaser of the Class A warrants may never be able to obtain value through the exercise of the warrants.

We are authorized to issue preferred stock without stockholder approval, and the preferential rights of preferred stock holders may be detrimental to the interests of holders of common stock.

         We are authorized to issue preferred stock without stockholder approval. If we issue preferred stock, it may have dividend, liquidation and voting rights senior to those of our common stock. As a result, the effects of an issuance of preferred stock could include:

o reduction of the amount of cash otherwise available for payment of dividends on our common stock;

o dilution of the voting power of our common stock if the preferred stock has voting rights, and

o restriction of the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of preferred stock.

         In addition, so-called "blank check" preferred stock may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of our company more difficult, time consuming or costly.

         We have no current plans to issue preferred stock as an anti-takeover device or otherwise, and our borrowing agreements restrict our ability to issue preferred stock.

Our borrowing agreements contain covenants that restrict our activities.

Our borrowing agreements

o require us to meet various financial tests, including the maintenance of minimum levels of earnings before interest, taxes, depreciation and amortization (EBITDA) and of minimum ratios of leverage, debt service and indebtedness to net worth;

o    limit liens;

o    limit additional borrowing;

o    limit our ability to make investments;

o limit payments, including dividends on shares of any class of capital stock; and

o limit our ability to do other things, such as entering into business transactions, including mergers and acquisitions.

These provisions could limit our future ability to continue to pursue actions or
strategies   that  we  believe  would  be  beneficial  to  our  company  or  our stockholders.

Forward-Looking Statements

         This  prospectus  and the  information  it  incorporates  by  reference include forward-looking statements. These are statements that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future. Examples include statements about future rate levels for offshore energy support vessels, future capital expenditures and investments in the acquisition and refurbishment of vessels, repayment of debt, business strategies, future acquisitions, expansion and growth of operations and other similar matters. These statements are based on assumptions and analyses made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed in this prospectus, general economic and business conditions, oil and gas prices, foreign exchange and currency fluctuations, the business opportunities (or lack thereof) that may be presented to and pursued by us, changes in laws or regulations and other factors, many of which are beyond our control. We caution you that these forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those we project.

                    OUR RECENT BANKRUPTCY AND REORGANIZATION

The events leading to the bankruptcy

         Between 1997 and early 1999, we completed a number of acquisitions and built new vessels that substantially expanded our offshore energy support operations into several new international markets, increased the deepwater capability of our offshore energy support fleet, and increased our domestic offshore and harbor towing and petroleum product transportation operations. Our principal sources of cash to finance these acquisitions were bank borrowings, cash provided by operations, proceeds from two public offerings of common stock, proceeds from an offering of $119.0 million of trust preferred securities and proceeds from an offering of $300.0 million principal amount of senior notes. The significant increase in our indebtedness incurred to finance these acquisitions and newbuilds placed great demands on our capital resources beginning in late 1997, when market forces brought about a precipitous decline in our revenues.

         The revenues of our offshore energy support fleet are dependent upon the level of offshore oil and gas exploration, development and production activities, which are in turn heavily dependent upon the prevailing price of crude oil and natural gas. Beginning in late 1997 and continuing through 1998 and the first half of 1999, crude oil prices declined substantially, which resulted in a severe downturn in these offshore activities, and in turn, in the revenues of our offshore energy support operations. As a result of this decline in revenues, we experienced a liquidity crisis beginning in mid-1998 and were unable to comply with some of the financial covenants in our bank loan agreement. Although the lending banks agreed to modifications of these covenants, the continuing decline in our revenues caused us to be unable to comply with the modified financial covenants at the end of the first quarter of 1999. As a consequence, our independent auditors' report on our 1998 financial statements (issued at the end of March 1999) included an explanatory paragraph stating that the reduction in revenues and noncompliance with the loan agreement covenants raised substantial doubt about our ability to continue as a going concern.

         Our lending banks agreed to further waivers of our noncompliance with covenants, which were accompanied by substantial fees and increases in interest rates. Despite these waivers, adoption of a cash management program and reduction in operating and overhead expenses during 1999, we were unable to make a $12.5 million interest payment due August 16, 1999 on our $300.0 million of senior notes. Discussions with an informal committee of holders of the senior notes and our trust preferred securities led to our filing of a petition under chapter 11 of the U.S. Bankruptcy Code on September 9, 1999.

The reorganization

         Under our reorganization plan, which became effective on December 15, 1999:

o the holders of the $300.0 million of senior notes received 9,800,000 shares of our common stock in exchange for their notes;

o the holders of the $115.0 million of trust preferred securities received 200,000 shares of our common stock, as well as Class A warrants to purchase an additional 125,000 shares, in exchange for those securities;

o stockholders received Class A warrants to purchase a total of 125,000 shares of our common stock;

o noteholder warrants to purchase 6.75% of our common stock on a fully diluted basis after giving effect to the exercise of these warrants, exercisable at a nominal purchase price for seven and one-half years, were issued to purchasers of our new senior secured second notes described below;

o    claims of general and trade creditors were unaffected; and

o    we reincorporated from Florida to Delaware.

         The 9,800,000 shares received by the holders of the senior notes represent 98.0% of our currently outstanding common stock and 89.3% of our common stock on a fully diluted basis after assuming exercise of all the Class A warrants and the noteholder warrants. The 200,000 shares received by holders of the trust preferred securities represent 2.0% of our currently outstanding common stock and 1.8% of our common stock on a fully diluted basis.

         We also obtained new credit facilities from a group of financial institutions. The new facilities, totaling $320.0 million, consist of $200.0 million in term loans, a $25.0 million revolving credit facility, and $95.0 million in aggregate principal amount at maturity of new 12 1/2% senior secured notes due 2007. A portion of the proceeds from these facilities was used to repay all outstanding borrowings under our prior bank loans and to pay administrative and other fees and expenses. The balance of the proceeds will be used for working capital and general corporate purposes. As discussed under "--Recent Developments," we are required to obtain the consent of the lending banks to borrow more than $17.5 million under the revolving credit facility.

         The terms of the term loans and revolving credit facility are contained in a credit agreement between us and the financial institutions. The credit agreement provides for the following facilities:

         Facility                   Amount                    Maturity

o        A term loan                $75 million               2004
o        B term loan                $30 million               2005
o        C term loan                $95 million               2006
o        Revolving loan             $25 million               2004

         The interest rate for borrowings under the credit agreement is set from time to time at our option, subject to certain conditions set forth in the credit agreement, at either:

o the higher of the rate that the administrative agent announces from time to time as its prime lending rate and 1/2 of 1% in excess of the overnight federal funds rate, plus a margin ranging from 2.25% to 4.25% or
o a rate based on a percentage of the administrative agent's quotation to first-class banks in the New York interbank Eurodollar market for dollar deposits, plus a margin ranging from 3.25% to 4.25%.

         Borrowings under the credit agreement are secured by first priority perfected security interests in substantially all of the equity of our subsidiaries and by first priority perfected security interests in substantially all of the vessels and other assets owned by us and our subsidiaries. In addition, substantially all of our subsidiaries have guaranteed our obligations under the credit agreement. The credit agreement contains customary covenants that require us, among other things, to meet certain financial ratios and that prohibit us from taking certain actions and entering into certain transactions.

         The senior secured notes are our senior obligations and are secured by a second priority lien on the assets that secure our borrowings under the credit agreement. The notes are unconditionally guaranteed by all of our subsidiaries that have guaranteed borrowings under the credit agreement. The notes were issued at 90.0% of their face value for gross proceeds of $85.5 million. The notes were issued under an indenture among us, the subsidiary guarantors and financial institutions serving as trustee and collateral agent. The indenture contains customary covenants that, among other things, restrict our ability to incur additional debt, sell assets, and engage in mergers and transactions with affiliates. The indenture provides that if the notes have not received a rating better than Caa1 from Moody's and a rating better than CCC+ from Standard & Poor's by April 15, 2000, the interest rate on the notes will increase to 13.5% from the issue date, with the increase payable in additional notes. As of April 15, 2000, the notes had not been rated by Moody's or Standard & Poor's and, accordingly, the additional interest became payable. The interest rate will be reduced to 12.5% when the notes are rated better than Caa1 and CCC+. Although we are currently seeking to obtain ratings for the notes, we may be unable to obtain ratings that will reduce the interest rate to 12.5%. As consideration for the purchase of the notes and as compensation for certain financial services, we issued to the purchasers of the notes noteholder warrants to purchase 723,861 shares of our common stock at an exercise price of $.01 per share for a term of seven and one-half years.

Recent Developments

         Due to continuing weakness in day rates and utilization in the offshore energy support business, as well as adverse market conditions in our towing and transportation businesses, we anticipated that earnings would be lower than expected in the first quarter of 2000. As a result, we were not in compliance with certain covenants in our bank credit agreement as of March 31, 2000. We have entered into an amendment to our credit agreement with the lending banks under which the relevant covenants have been modified through March 31, 2001 and we are required to prepay $60 million of the outstanding principal under the term loans before January 1, 2001, of which $10 million must be paid before June 30, 2000 and $35 million must be paid before August 31, 2000. We intend to sell vessels and other assets to obtain the funds with which to make these payments. Some of these sales may be at less than book value. The amended credit agreement further provides that, in the event we have not made the required principal payments as scheduled or achieved certain target levels of EBITDA for the third and fourth quarters of 2000, the lending banks may require us to sell additional vessels, to be selected by the banks, with an aggregate fair market value of $35 million on a timetable specified by the banks. Additionally, we are required to obtain the consent of the lending banks to borrow more than $17.5 million under the revolving loan portion of the credit facility. We are required to pay a fee of $4.5 million to the lending banks in connection with the amendment of the credit agreement, payable in the form of a promissory note, accruing interest at 15% per annum, due the earlier of (i) April 2002 and (ii) the date on which the ratio of funded indebtedness to EBITDA for any quarter is less than four to one.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, without par value. As of April 1, 2000, 10,000,000 shares of common stock were issued and outstanding. We have not issued any preferred stock.

Common Stock

         Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in any dividends that may be declared by our Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of Hvide Marine, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders, in each case after payment of all of our liabilities and subject to preferences that may be applicable to any series of preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other rights to subscribe for additional shares. There are no sinking fund provisions applicable to the common stock. Subject to applicable law, we may, at the discretion of our Board, redeem shares of our common stock if the provisions described under "-Limitation on Stock Ownership by Non-U.S. Citizens" are not met. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

         Our Board has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The Board may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of discouraging, delaying or preventing a change in control of Hvide Marine, regardless of whether the transaction may be beneficial to stockholders. We have no current plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-law Provisions

         Section 203 of the General Corporation Law of Delaware (the "GCL"), an antitakeover law, prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. There are several exceptions that permit an interested stockholder to engage in a business combination, including if prior to the date the stockholder became an interested stockholder the Board approves either the business combination or the interested stockholder transaction, or if the business combination is approved by our Board and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Our certificate of incorporation and by-laws provide for the division of our Board into three classes as nearly equal in size as possible with staggered three-year terms. Any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office. The classification of our Board and the limitation on the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Hvide Marine.

         Our certificate of incorporation prohibits the issuance of nonvoting equity securities. However, preferred stock having the right, voting separately as a class, to elect any directors if and when dividends payable on shares of preferred stock have been in arrears and unpaid for a specified period of time will not be deemed nonvoting equity securities.

Limitation of Liability

         Our certificate of incorporation contains a provision eliminating, to the fullest extent permitted by the GCL, directors' personal liability to Hvide Marine and to its stockholders for monetary damages for breaches of fiduciary duty. By virtue of this provision, under the GCL, a director will not be personally liable for monetary damages for a breach of his or her fiduciary duty, except for liability arising out of:

o    a breach of duty of loyalty to Hvide Marine or to its stockholders,

o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

o dividends or stock repurchases or redemptions that are unlawful under Delaware law, or

o any transaction from which the director receives an improper personal benefit.

This provision pertains only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers.

         Our certificate of incorporation also provides that Hvide Marine shall, to the fullest extent permitted by the GCL, indemnify each director, officer, employee or agent against, and hold each director, officer, employee or agent harmless from, certain expenses, liabilities, and losses, including attorneys' fees. These expenses, liabilities, and losses are those reasonably incurred in connection with a proceeding brought against the director or officer by reason of the fact that he or she was a director, officer, employee or agent of Hvide Marine or was serving at our request as a director, officer, employee or agent of another entity. Under this provision, we are required to advance all reasonable costs incurred in defending any such proceeding to the fullest extent permitted by Delaware law.

Limitation on Stock Ownership by Non-U.S. Citizens

    Our certificate of incorporation:

o contains provisions limiting the aggregate percentage ownership by non-U.S. citizens (as defined below) of each class of our capital stock to 24.99% of the outstanding shares of each class to ensure that such foreign ownership will not exceed the maximum percentage of 25.0% permitted by federal law,

o requires a dual stock certificate system to help determine non-U.S.-citizen ownership, and

o permits the Board to make determinations reasonably necessary to ascertain such ownership and implement the limitations.

         These provisions are intended to protect our ability to operate our vessels in the U.S. domestic trade governed by the Jones Act, and to assure continuous compliance with the citizenship requirements of the Merchant Marine Act, 1936, as amended, and the Shipping Act, 1916, as amended, and the regulations promulgated thereunder.

         Under our dual stock certificate system, certificates representing shares of our common stock bear legends that designate the certificates as either "citizen" or "non-citizen," depending on the citizenship of the owner. We may also issue non-certificated shares through depositories if we determine that the depositories have established procedures that allow us to monitor the ownership of our common stock by non-U.S. citizens.

         For purposes of the dual stock certificate system, a "non-citizen" is defined as any person other than a citizen, and a "citizen" is defined as:

any individual who is a citizen of the U.S. by birth, naturalization, or as otherwise authorized by law;

any corporation

o organized under the laws of the U.S., or a state, territory, district, political subdivision or possession thereof (each, a "state"),
o of which title to not less than 75% of each class or series of its stock is beneficially owned by and vested in citizens, free from any trust or fiduciary obligation in favor of non-U.S. citizens,
o of which not less than 75% of the voting power is vested in citizens, free from any contract or understanding through which voting power may be exercised directly or indirectly on behalf of non-U.S. citizens,
o of which there are no other means by which control is conferred upon or permitted to be exercised by non-U.S. citizens,
o whose president, chief executive officer, chairman of the board and all officers authorized to act in their absence or disability, are citizens, and
o of which more than 50% of the number of its directors necessary to constitute a quorum are citizens;

any partnership,

o    organized under the laws of the U.S. or a state of the U.S.,
o    all general partners of which are citizens, and
o of which not less than a 75% interest is beneficially owned and controlled by, and vested in, citizens, free and clear of any trust or fiduciary obligation in favor of non-U.S. citizens;

any association

o    organized under the laws of the U.S. or a state of the U.S.,
o    of which 100% of the members are citizens,
o whose president, chief executive officer, or equivalent position, chairman of the board, or equivalent committee or body, and all persons authorized to act in their absence or disability, are citizens,
o of which not less than 75% of the voting power is beneficially owned by citizens, free and clear of any trust or fiduciary obligation in favor of non-U.S. citizens, and
o of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are citizens;

any limited liability company

o    organized under the laws of the U.S. or a state of the U.S.,
o of which not less than 75% of the members are citizens, and the remaining members are persons meeting the requirements of 46 U.S.C.ss.12102(a),
o of which not less than 75% of the voting power is vested in citizens, free and clear of any trust or fiduciary obligation in favor of any non-U.S. citizen,
o whose president or other chief executive officer or equivalent position, chairman of the board or equivalent committee or body, managing members (or equivalent), if any, and all persons authorized to act in their absence or disability are citizens and
o of which more than 50% of the number of its directors or equivalent persons necessary to constitute a quorum are citizens;
o any joint venture, if not an association, corporation, partnership, or limited liability company,
o    organized under the laws of the U.S. or a state of the U.S., and
o 100% of the members are, or of which 100% of the equity is beneficially owned and vested in citizens, free and clear of any trust or fiduciary obligation in favor of any non-U.S. citizens; and

any trust

o domiciled in and existing under the laws of the U.S. or a state of the U.S.,
o    all of the trustees of which are citizens,
o of which not less than a 75% interest is held for the benefit of citizens, free and clear of any trust or fiduciary obligation in favor or any non-U.S. citizens and
o each beneficiary of which with an enforceable interest in the trust is a citizen.

This definition is applicable at all tiers of ownership and in both form and substance at each tier of ownership.

         Shares of our common stock are transferable to citizens at any time and are transferable to non-U.S. citizens if, at the time of the transfer, the transfer would not increase the aggregate ownership by non-U.S. citizens of our common stock above 24.99% of the total outstanding shares. Any purported transfer to non-U.S. citizens of shares in excess of 24.99% of the outstanding shares will be ineffective as against us for all purposes, including voting, dividends, and other distributions. In addition, the shares may not be transferred on our books and we may refuse to recognize the holder as a stockholder, except to the extent necessary to effect any remedy available to us. Subject to these limitations, upon surrender of any stock certificate for transfer, the transferee will receive citizen (blue) certificates or non-U.S. citizen (red) certificates.

         Our certificate of incorporation establishes procedures for the transfer of shares to enforce the limitations described above. Under the procedures, before a stock certificate is issued or transferred, the recipient or transferee of the shares must provide a certificate providing information about their citizenship. If the recipient or transferee is acting as a fiduciary or nominee for a beneficial owner, the beneficial owner must provide the certificate. The issuance or transfer will be denied upon refusal to furnish the citizenship certificate. Furthermore, as part of the dual stock certificate system, depositories holding shares of our common stock will be required to maintain separate accounts for citizen and non-U.S. citizen shares. When the beneficial ownership of shares is transferred, the depositories' participants will be required to advise the depositories as to the account in which the transferred shares should be held. In addition, to the extent necessary to enable us to determine the number of shares owned by non-U.S. citizens, we may require record holders and beneficial owners of shares of common stock to confirm their citizenship status and may temporarily withhold dividends payable to, and deny voting rights to, any such record holder or beneficial owner until confirmation of citizenship is received.

         Should we become aware that the ownership by non-U.S. citizens of our common stock at any time exceeds 24.99% of our outstanding shares we may temporarily withhold dividends and other distributions on and to deny voting rights with respect to the excess shares. We may withhold dividends and distributions and deny voting rights pending the transfer of the excess shares such shares to a citizen or the reduction in the percentage of shares owned by non-U.S. citizens to below 25.0%. If we withhold dividends and distributions, we will set them aside for the account of the excess shares. Once the excess shares are transferred to a citizen or the aggregate ownership of shares by non-U.S. citizens is less than 25.0%, we will pay the dividends to the then record holders of the related shares. So long as the excess exists, excess shares will not be deemed to be outstanding for purposes of determining the vote required on any matter brought before the stockholders for a vote. Our Board has the power to determine which shares of common stock constitute the excess shares. The determination will be made by reference to the date or dates on which the shares were purchased by non-U.S. citizens, starting with the most recent acquisitions of shares by a non-U.S. citizen and including, in reverse chronological order, all other acquisitions of shares by non-U.S. citizens from and after the acquisition that first caused the percentage of shares owned by non-U.S. citizens to exceed 24.99%. The excess shares resulting from a determination that a record holder or beneficial owner is no longer a citizen will be deemed to have been acquired as of the date of such determination.

         We may redeem excess shares in order to reduce the aggregate ownership by non-U.S. citizens to 24.99%. As long as our common stock is not authorized for listing on a national securities exchange or for quotation on the Nasdaq National Market, the redemption price will be the average of the bid and asked prices furnished by any Nasdaq member firm that makes a market for the 30 trading days preceding the date of determination. If it is so listed, the redemption price will be the average of the closing sale price of the shares during the 30 trading days preceding the date of determination. The redemption price for excess shares will be payable in cash.

         In addition to implementing these procedures, our Board may take other ministerial actions or interpret our foreign ownership policy as it deems necessary in order to implement the policy.

         The above statements and descriptions concerning our certificate of incorporation and by-laws summarize what we believe to be the material information in those documents, which have been filed as exhibits to the registration statement of which this prospectus is part. For information on obtaining copies of those documents, see "Where You Can Find More Information."

                         DESCRIPTION OF CLASS A WARRANTS

         The Class A warrants are subject to a warrant agreement between us and State Street Bank and Trust Company as warrant agent, pursuant to which we issued 250,000 Class A warrants. The following description summarizes what we believe to be the material provisions of the Class A warrant agreement. For more information, refer to the Class A warrant agreement, which is an exhibit to the registration statement of which this prospectus is part. For information on obtaining a copy of the Class A warrant agreement, see "Where You Can Find More Information."

General

         Each Class A warrant entitles the holder to purchase one share of our common stock at an exercise price of $38.49. The exercise price and the number of shares of common stock issuable upon the exercise of the Class A warrants are both subject to adjustment in certain cases described below. The Class A warrants are exercisable at any time prior to 5:00 p.m. on December 14, 2003, when all unexercised warrants will automatically expire.

         The Class A warrants may be exercised by surrendering to the warrant agent the warrant certificates, together with the accompanying form of election to purchase and an application for purchase of common stock (or equivalent form with citizenship information). No Class A warrant may be exercised if such exercise causes ownership of our common stock by non-U.S. citizens to exceed the limit set by applicable law or our certificate of incorporation. These must be properly completed and executed and delivered with payment of the Class A exercise price. Payment of the Class A exercise price may be made in the form of cash or a certified or official bank check, payable to the order of Hvide Marine Incorporated. Upon surrender of the warrant certificates and payment of the Class A exercise price, the warrant agent will notify us, and we will deliver to or upon the written order of the holder, stock certificates representing the number of whole shares of common stock or other property to which the holder is entitled, including any cash payment to adjust for fractional interests in shares issuable upon exercise. If fewer than all of the Class A warrants evidenced by a Class A warrant certificate are exercised, a new Class A warrant certificate will be issued for the remaining number of Class A warrants.

         We will not be required to, but may at our option, issue fractional shares of common stock on the exercise of Class A warrants. If more than one Class A warrant is presented for exercise in full at the same time by the same holder, the number of full shares issuable upon such exercise will be computed on the basis of the aggregate number of shares issuable on exercise of the Class A warrants so presented. If any fraction of a share would be issuable on the exercise of any Class A warrant, and we elect not to issue such fractional shares, we will direct the transfer agent to pay cash equal to the then current market price per share multiplied by the fraction computed to the nearest whole cent.

         Certificates for Class A warrants will be issued in registered form only, and no service charge will be made for registration for transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with registration for transfer or exchange of warrant certificates.

         The holders of the Class A warrants do not have the rights of stockholders, including the right to vote on matters submitted to our stockholders and the right to receive cash dividends. The holders of the Class A warrants are not entitled to share in our assets in the event of the liquidation, dissolution or winding up of our company's affairs.

Adjustments

         The number of shares issuable upon the exercise of the Class A warrants and the Class A exercise price both are subject to adjustment in certain events. These events include our

o    subdividing our outstanding shares of common stock,

o combining our outstanding shares of common stock into a smaller number of shares, or

o issuing by reclassification of our shares of common stock any shares of our capital stock.

         The Class A exercise price in effect and the number of shares issuable upon exercise of each Class A warrant immediately prior to these actions will be adjusted so that the holder of any Class A warrant will be entitled to receive the number of shares of our capital stock it would have owned immediately following the action had it exercised their Class A warrants immediately prior to the action.

         In case of certain consolidations or mergers of our company, or the sale of all or substantially all of its assets, each Class A warrant will be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which the holder would have been entitled as a result of the consolidation, merger or sale had it exercised their Class A warrants immediately prior to the transaction.

Reservation of Shares

         We have authorized and reserved for issuance the number of shares of our common stock that will be issuable upon the exercise of all outstanding Class A warrants. These shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

Amendment

         We and the warrant agent may amend or supplement the warrant agreement for various purposes without consent of the holders of the Class A warrants. These include curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the Class A warrants requires the written consent of the holders of a majority of the then outstanding Class A warrants. The consent of each holder of the Class A warrants affected is required for any amendment increasing the Class A exercise price or decreasing the number of shares issuable upon exercise of the Class A warrants, except for adjustments provided for in the warrant agreement as described above.

                       DESCRIPTION OF NOTEHOLDER WARRANTS

         The noteholder warrants are subject to a warrant agreement between us and State Street Bank and Trust Company, as warrant agent, pursuant to which we issued 723,861 noteholder warrants. The following description summarizes what we believe to be the material provisions of the noteholder warrant agreement. For more information, refer to the noteholder warrant agreement, which is an exhibit to the registration statement of which this prospectus is part. For information on obtaining a copy of the noteholder warrant agreement, see "Where You Can Find More Information."

General

         Each noteholder warrant entitles the holder to purchase one share of our common stock at an exercise price of $.01 or pursuant to the cashless exercise provision in the noteholder warrant agreement. The exercise price and the number of shares of common stock issuable upon the exercise of the noteholder warrants are both subject to adjustment in certain cases described below. The noteholder warrants are exercisable at any time prior to 5:00 p.m. on June 30, 2007, when all unexercised warrants will automatically expire.

         The noteholder warrants may be exercised by surrendering to the warrant agent the warrant certificates, together with the accompanying form of election to purchase and Application for Purchase of Common Stock (or equivalent form with citizenship information). These must be properly completed and executed and delivered with payment of the noteholder exercise price. Payment of the noteholder exercise price may be made in the form of cash or a certified or official bank check, payable to the order of Hvide Marine Incorporated. Upon surrender of the warrant certificates and payment of the noteholder exercise price, the warrant agent will deliver to or upon the written order of the holder stock certificates representing the number of whole shares of common stock or other property to which the holder is entitled, including any cash payment to adjust for fractional interests in shares issuable upon exercise. If less than all of the noteholder warrants evidenced by a noteholder warrant certificate are exercised, a new noteholder warrant certificate will be issued for the remaining number of noteholder warrants.

         We will not issue fractional shares on the exercise of noteholder warrants. If more than one noteholder warrant is presented for exercise in full at the same time by the same holder, the number of full shares issuable upon such exercise will be computed on the basis of the aggregate number of shares issuable on exercise of the noteholder warrants so presented. If any fraction of a share would be issuable on the exercise of any noteholder warrant, we will direct the transfer agent to pay cash equal to the excess of the value (as determined by our Board in good faith) of a warrant share over the exercise price on the day before the warrant is exercised, multiplied by the fraction.

         Certificates for noteholder warrants will be issued in registered form only, and no service charge will be made for registration for transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax imposed in connection with registration for transfer or exchange of warrant certificates.

         The  holders  of the  noteholder  warrants  do not have the  rights  of stockholders, including the right to vote on matters submitted to our stockholders and the right to receive cash dividends. The holders of the noteholder warants are not entitled to share in our assets in the event of the liquidation, dissolution or winding up of our company's affairs.

Adjustments

         The number of shares issuable upon the exercise of the noteholder warrants and the exercise price both are subject to adjustment in certain events. These events include our

o paying a dividend or making a distribution on our common stock in shares of any class of our capital stock,

o    subdividing our outstanding shares of common stock,

o combining our outstanding shares of common stock into a smaller number of shares, or

o issuing by reclassification of our shares of common stock any shares of our capital stock.

         The noteholder exercise price in effect and the number of shares issuable upon exercise of each noteholder warrant immediately prior to these actions will be adjusted so that the holder of any noteholder warrant will be entitled to receive the number of shares of our capital stock it would have owned immediately following the action had it exercised their noteholder warrants immediately prior to the action.

         In addition, we will adjust the number of shares issuable upon the exercise of the noteholder warrants and/or the exercise price if we issue or sell common stock or certain rights, options or warrants for the purchase of common stock or if we make certain distributions (including any evidence of indebtedness or assets).

         In case of certain consolidations or mergers of our company, or the sale of all or substantially all of its assets, each noteholder warrant will be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which the holder would have been entitled as a result of the consolidation, merger or sale had it exercised their noteholder warrants immediately prior to the transaction.

Reservation of Shares

         We have authorized and reserved for issuance the number of shares of our common stock that will be issuable upon the exercise of all outstanding noteholder warrants. These shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

Amendment

         We and the warrant agent may amend or supplement the warrant agreement for certain purposes without consent of the holders of the noteholder warrants. These include curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the noteholder warrants requires the written consent of the holders of a majority of the then outstanding noteholder warrants. The consent of each holder of the noteholder warrants affected is required for any amendment increasing the exercise price or decreasing the number of shares issuable upon exercise of the noteholder warrants, except for adjustments provided for in the noteholder warrant agreement as described above.

Registration Rights

         We have granted holders of our noteholder warrants various registration rights. If at any time we propose or are required to register common equity securities under the Securities Act, holders of our noteholder warrants have the right to cause us to use our reasonable best efforts, following a customary notice and response period, to register the common stock underlying their warrants with our registration statement. In addition, we have agreed to effect a registration statement on up to two occasions upon demand by warrant holders owning at least 20% of the noteholder warrants.

                            SELLING SECURITY HOLDERS

         The following table sets forth information with respect to the selling security holders whose shares and warrants are covered by this prospectus. To the extent the selling security holders' security ownership is represented by Class A warrants or noteholder warrants, the table sets forth the shares of common stock issuable upon exercise of the warrants. The information provided in the table below is based in part on information provided to us by the selling security holders as of April 28, 2000. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

         The securities included in this table do not represent all of the securities covered by the registration statement of which this prospectus is part. Additional selling security holders will be added to the table by amendment or prospectus supplement before they sell their securities.

         The selling security holders may from time to time offer and sell any or all of their equity securities that are covered by this prospectus. Because the selling security holders are not obligated to sell their securities, and because the selling security holders may also acquire our publicly traded equity securities, we cannot estimate how many equity securities the selling security holders will beneficially own after this offering. If the selling security holders sell all of the securities registered under this prospectus and does not acquire any other of our securities, they will no longer own any of our equity securities.

                                                      Shares of Common Stock
                                              Beneficially Owned Before Offering

                  Name                             Number            Percent

         Entities affiliated with                 6,157,244 2        60.3% 3
         Loomis, Sayles &
         Company, L.P. 1
         One Financial Center
         Boston, MA  02111

         CoMac Partners, L.P.                        12,700             *
         CoMac International, N.V.                    7,337             *
         CoMac Endowment Fund.                        8,184             *
         Master Fund, Ltd.                           33,865             *
         New Energy Corporation                      33,242             *
         Great American Life Insurance Co.           60,501             *
         Great American Insurance Co.                33,907             *
         American Empire Surplus Lines
           Ins. Co.                                   6,649             *
         American National Fire Ins. Cc.              6,649             *
         Worldwide Insurance Co.                      6,649             *
         Stonewall Insurance Co.                      6,649             *
         Tennenbaum and Co., LLC                     53,580             *
         Fernwood Associates, L.P.                   13,546             *
         Fernwood Restructurings, Ltd.               19,303             *
         Fernwood Foundation Fund                     1,016             *
         George McFadden.                            10,163             *
         John McFadden.                              10,163             *
         Alexander B. McFadden.
         Deceased, Mellon Bank
         N/A, Alexander Cushing
         and George McFadden
         trustees u/w                                20,324             *

         --------------

         *        Less than 1.0%

         (1) An officer of Loomis, Sayles & Company, L.P. ("Loomis") was appointed to the creditors' committee that represented our creditors in conjunction with the development our plan of reorganization under chapter 11 of the U.S. bankruptcy code. The effective date of the plan was December 15, 1999. As of the effective date, Loomis is no longer a member of any creditors' committee relating to us and disclaims any present intent to change or influence control of our management.
         (2) Based on the Schedule 13D/A filed jointly on March 15, 2000 by Loomis and its general partner, Loomis, Sayles & Company, Inc. and on clerical adjustments and account terminations between March 15, 2000 and April 28, 2000. Loomis holds these securities on behalf of a number of managed accounts, two of which beneficially own more than 5% of the issued and outstanding common stock of the Company. Loomis has full discretion to manage each of these accounts through advisory agreements. Includes 56,239 shares issuable upon the exercise of Loomis's Class A warrants and 155,366 shares issuable upon exercise of Loomis's noteholder warrants (assuming that no anti-dilution or other adjustments are required on or before the date of exercise) that were exercisable within 60 days of the date hereof.
         (3) The percentages are calculated on the basis of the number of shares of common stock outstanding as of April 1, 2000, plus shares of common stock underlying outstanding warrants exercisable within 60 days hereof.

         The selling security holders received the shares of common stock and the Class A warrants in connection with our plan of reorganization in respect of securities held before the reorganization. They received the noteholder warrants in connection with the acquisition of our 12 1/2% senior secured notes due 2007.

         In connection with our plan of reorganization, we entered into a registration rights agreement in which we agreed to file a registration statement on an appropriate form under the Securities Act with respect to certain of the equity securities offered hereby and to use our best efforts to cause the registration statement to be declared effective and to keep it continuously effective, subject to customary limitations, so as to permit or facilitate the sale or distribution of these securities. In addition, the selling security holders may make unlimited demands on us for registration under the Securities Act and have customary "piggyback" registration rights to include their equity securities in other registration statements we file. We have agreed to pay expenses in connection with the performance of the obligations to effect these registrations other than underwriting fees, discounts, commissions or other similar selling expenses. We have also agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

Who may sell and applicable restrictions

         We will not receive any of the proceeds from the sale of securities offered hereby. The selling security holders will be offering and selling all securities offered and sold under this prospectus. The selling security holders may from time to time offer the securities through brokers, dealers or agents that may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of the securities for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling security holders may arrange for other broker-dealers to participate. The selling security holders and any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling security holders may be deemed to be underwriters, they may be subject to statutory liabilities, including liabilities under sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Manner of sales

         The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales of our equity securities may be made over the over-the-counter market. The securities may be sold at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The selling security holders may also resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the securities meet the criteria and conform to the requirements of that rule. The selling security holders may decide not to sell any of the securities offered under this prospectus, and they may transfer, devise or gift these securities by other means.

         The securities may be sold according to one or more of the following methods:

o a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    an exchange distribution under the rules of the exchange;

o    transactions in the over-the-counter market;

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker-dealer;

o        by writing options;

o through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions;

o    the pledge of the securities as security for any loan or obligation; and

o    a combination of any of the above transactions.

         Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling security holders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Hedging and other transactions with broker-dealers

         In connection with distributions of the securities, the selling security holder may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling security holders. A "short sale" or "selling short" involves the sale of a security that the selling security holder has borrowed. The selling security holders may purchase identical securities in the market at a later date for redelivery to the lender. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. The selling security holders may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

Prospectus delivery

         Because the selling security holders may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

o the name of the selling security holders and of any participating underwriters, broker-dealers or agents;

o    the aggregate amount and type of securities being offered;

o the price at which the securities were sold and other material terms of the offering;

o    any  discounts,  commissions,  concessions  and  other  items  constituting
     compensation   from  the  selling   security  holders  and  any  discounts,
     commissions or concessions allowed or reallowed or paid to dealers; and

o    that the participating  broker-dealers did not conduct any investigation to
     verify  the   information  in  this  prospectus  or  incorporated  in  this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

Expenses associated with registration

         We have agreed to pay the expenses of registering the securities under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. The selling security holders will pay their own brokerage fees, if any.

Suspension of this offering

         We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or revised prospectus, if required, will be distributed to the selling security holders.

Indemnification

         Pursuant to a registration rights agreement we entered into with the selling security holders in connection with the initial offer and sale of the securities by the selling security holders, we have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as amended on Form 10-K/A, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file with the SEC annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The
following   documents  filed  by  us  are  incorporated  by  reference  in  this prospectus:

o our annual report on Form 10-K, including any amendments thereto, for the latest fiscal year for which such a report has been filed,

o our quarterly reports on Form 10-Q and current reports on Form 8-K filed since the end of the latest fiscal year for which we have filed an annual report on Form 10-K, and

o any future filings or amendments to filings incorporated by reference in this prospectus made by us with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offering

         You may request a copy of these and any future filings, at no cost, by writing or telephoning us at:

                                            Hvide Marine Incorporated
                                            2200 Eller Drive
                                            P.O. Box 13038
                                            Ft. Lauderdale, Florida 33316
                                            (954) 524-4200
                                            Attention: Investor Relations